赢利王朝投资有限公司Gain Dynasty Investments Ltd.

和And

梁雨LEUNG YU

·

关于堡动控股有限公司100%股份的

In respect of 100% shares of
Dynamic Castle Holdings Limited

股份买卖协议

Share Purchase Agreement

签约时间： 2008 年10 月22 日

Execution Date: October 22, 2008

目 录

Table of Content

股份买卖协议

SHARE PURCHASE AGREEMENT

本股份买卖协议（"**本协议**"）由以下双方于2008 年 10 月 22 日签订：

This Share Purchase Agreement (this "**Agreement**") dated October 22, 2008 is entered into by and between:

赢利王朝投资有限公司是一家英属维尔京群岛公司,

是中国水饮料集团的全资子公司，一家内华达州公司,

其地址为香港九龙尖沙咀东科学馆道1号康宏广场6楼607室(以下简称为

"买方"),、已在美国场外电子柜台交易市场(OTCBB)上市，OTCBB代码为CWDK,详見

附表1.（以下简称"**买方**"）；

Gain Dynasty Investments Ltd, a British Virgin Islands ("BVI") company, and an wholly-owned subsidiary of China Water and Drinks Inc., a Nevada corporation, located at Unit 07, 6/F, Concordia Plaza, 1 Science Museum Road, Tsim Sha Shui East, Kowloon, Hong Kong (collectively with its predecessors, the "**Purchaser**") and listed and traded on the Over The Counter Bulletin Board (OTCBB) under the symbol of CWDK, particulars of which set out in Schedule 1 hereto;

与

and

梁雨，一位香港居民 (以下简称"**卖方**")。

LEUNG YU , a Hong Kong resident (the "**Seller**").

买方和卖方可单独称为"**一方**"，合称为"**双方**"。

The Seller and the Purchaser maybe hereinafter referred to individually as a "**Party**" and collectively as the "**Parties**".

前 言

Preamble

鉴于，中国水饮料集团（以下简称"**中水**"）持有赢利王朝投资有限公司100%的股权控

股股东。

Whereas, China Water & Drinks, Inc. ("China Water") is the registered holder of 100% equity interest in Gain Dynasty Investments Ltd;

鉴于，堡动控股有限公司是一家根据英属维尔京群岛法律合法设立并有效存续的公司

，其有关资料载于本协议附件二（以下简称"**公司**"）。

Whereas, **Dynamic Castle Holdings Limited** is a company duly incorporated and validly existing under the laws of British Virgin Islands, particulars of which are set out in Schedule 2 hereto (the "**Company**").

鉴于，卖方合法、实际持有公司的普通股1股("公司股份"),占公司已发行总股份的100

%。

Whereas, the Seller is the registered and beneficial owner of one (1) common share of the Company (the "**Company Share**"), representing 100% of the aggregate issued and outstanding share capital of the Company.

鉴于，

海德集团有限公司是一家根据香港法律合法设立并有效存续的公司，其有关资料载于

本协议附件二（以下简称"**海德**"）。

Whereas, Caesar Holdings Limited is a company duly incorporated and validly existing under the laws of Hong Kong, (the "**Caesar**").

鉴于，公司合法、实际持有海德的普通股1股("公司股份"),占公司已发行总股份的100

%。

Whereas, the Company is the registered and beneficial owner of one (1) common share of Caesar representing 100% of the aggregate issued and outstanding share capital of Caesar;

鉴于，北京滔达饮料有限公司("北京滔达")是一家根据中国法律合法设立并有效存续的外商独资的有限责任公司。

Whereas, Beijing Changsheng Taoda Co., Ltd. ("Beijing Taoda"), is a Wholly Foreign owed limited liability company duly incorporated and validly existing under the laws of the PRC.

鉴于，海德持有北京滔达100%的股权的控股股东。

Whereas, Caesar is the registered holder of 100% equity interest in Beijing Taoda;

鉴于，卖方同意根据本协议的条款和条件出售及转让其所持有公司100%普通股份,买方同意根据本协议的条款及条件购买及受让转让的100%股份。

Whereas, the Seller has agreed to transfer 100% of the Sale Shares (as defined in Article I below) of the Company to Purchaser and the Purchaser has agreed to purchase and acquire the Sale Shares in the Company from Seller pursuant to the terms and conditions herein.

经友好磋商，双方就股份买卖事宜，达成协议如下：

AND NOW, THEREFORE, in consideration of mutual covenants and agreements herein contained, the parties hereto intending to be legally bound, agree as follows:

第一条 定义

Article 1 Definitions And Interpretation

1.1 如上下文无特别说明，下列缩语在本协议中使用时，具有如下含义：

For the purpose of this Agreement, unless otherwise expressed or required by context, the following terms as used herein shall have the following meanings:

(a) "**关联方**"指任何公司、合伙企业、联合体或其他实体直接或间接的控制或被控制或共同受制于本协议一方,"**控制**"为此定义的目的，指本协议一方对该实体的股权直接或间接地部分拥有。

"**Affiliate**" means any corporation, partnership, trust or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with a Party; "**control**" for the purpose of this definition being taken to mean direct or indirect ownership of any equity holders of a Party of any part of the equity interest in said entity.

(b) **"本协议"**指本《股份买卖协议》。

"**Agreement**" means this Share Purchase Agreement.

(c) "**评估报告**"指北京滔达截至 2008 年 9 月 30日的中国□□评估报告。

"**Asset Appraisal Report**" means the Chinese asset appraised reports of Beijing Taoda dated September 30, 2008.

(d) "**业务**"指北京滔达在本协议签署之日按照其各自适用法律及有关主管机关的要

求及有效营业执照的规定持续开展或正在开发的经营活动。

"**Business**" means the business activities legally carried out or to be developed by the Company or Beijing Taoda in accordance with their respective applicable laws, governmental requirements and provision of their valid business licenses.

(e) **"工作日"**指除去星期六或星期日及法定假日的香港的商业银行通常开门营业日

。

"**Business Day**" means any day on which commercial banks in Hong Kong are open for business except Saturdays, Sundays or statutory holidays.

(f) "**交割**"指按照本协议第5条的规定完成转让股份的买卖。

"**Closing**" means the completion of the sale and purchase of the Sale Shares in accordance with Article 5 hereof.

(g) **"交割日"**指"本协议第5.1条所规定的交割发生的日期.。

"**Closing Date**" means the date on which Closing takes place in accordance with Article 5.1.

(h) "**对价**"指本协议第3.1条所规定的、买方应支付给卖方的用于购买转让股份的全部价款。

"**Consideration**" means the full consideration for the sale and purchase of the Sale Shares as set out in Article 3.1 hereof.

(i) "**负担**"指任何类型的限制，包括对使用权、表决权、收益权的限制，或其他任何所有权性质的权利的行使的限制，包括任何担保物权和任何第三方权利。

"**Encumbrance**" means any restriction of any kind, including any restriction on using, voting, receipt of income, or exercising of any other attribute of ownership, including any Security Interests and any third party rights.

(j) "**港币**"指香港法定货币。

"**HKD**" means Hong Kong dollars, the lawful currency of Hong Kong.

(k) "**香港**"指中华人民共和国香港特别行政区。

"**Hong Kong**" means Hong Kong Special Administrative Region of PRC.

(l) "**知识产权**"指任何发明、专利、经注册的设计、设计权利、数据库权利、著作权、邻接权、专有技术以及商标、商用软件、商用计算机程序、商誉以及上述各项权利的未决申请（如适用）。

"**Intellectual Property Rights**" means all inventions, patents, registered designs, design rights, database rights, copyrights, neighboring rights, know-how, trademarks, commercial software, commercial computer program, goodwill and the pending applications with respect to the above (if applicable).

(m) "**管理报表**"指北京滔达在管理报表日的未经审计的资产负债表以及损益表。

"**Management Accounts**" means the un-audited balance sheet and the un-audited profit and loss accounts of Beijing Taoda.

(n) "**管理报表日**"指截至转让股份的交割完成日当月的前最后一日。

"**Management Accounts Date**" means the last day of the month prior to Closing Date.

(o) **"重大不利变化"**指任何单独或共同对转让股份的价值、公司或北京滔达的业务、运营效益、资产、财务状况、发展前景或本协议拟进行的交易有重大不利影响的变化、事件或影响（包括但不限于管辖法律的任何变化或当地或国际水饮料市场的变化或恶化等）。

"**Material Adverse Change**" means any change, event or effect that individually or in the aggregate might have a material adverse effect on the value of Sale Shares, the Company's or Beijing Taoda's business, results of operations, assets, financial condition or the transactions contemplated by this Agreement (including without limitation any change of governing laws or the change or deterioration of local or international water drinks markets).

(p) "**中国**"指中华人民共和国，为本协议之目的，不包括香港、澳门特别行政区及台湾地区。

"**PRC**" means the People's Republic of China, and for purpose of this Agreement only, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region.

(q) **"转让股份"**指本协议第2.1条所定义的股份。

"**Sale Shares**" means the shares as defined in Article 2.1 of this Agreement.

(r) "**子公司**"指香港法例第32章、《公司条例》所定义下的**堡动控股有限**公司的任何子公司。

"**Subsidiary**" means any subsidiary of Dynamic Castle Holdings Limited (as defined in the Companies Ordinance, Chapter 32 of the Laws of Hong Kong).

(s) "**税项**"指香港、英属维尔京群岛,中国或任何其他地方的政府部门或机构征收的任何形式和任何性质的税收、税赋、收费或关税，包括但不限于：利得税、暂缴利得税、利息税、财产税、不动产税、土地使用费、土地增值税、所得税、

增值税、预提税、个人所得税、印花税、资本税、遗产税、供款及其他任何与税项相关的利息、罚款、罚金、附加罚款。

"**Taxation**" means all forms of tax, duty, rate, levy or other imposition imposed by any governmental authority or any regulatory body in Hong Kong, BVI, PRC, or elsewhere, including without limitation, capital gain tax, provisional capital gain tax, interest tax, property tax, real estate tax, land use fees, increment tax on land value, income tax, value added tax, withholding tax, individual income tax, stamp duty, capital duty, estate tax, contribution and any interest, fine, penalty or surcharge in connection with any such Taxation.

(t) "**美元**"指美利坚合众国法定货币。

"**USD**" means United States dollars, the lawful currency of the United States of America.

1.2 解释

Interpretation

(a) 本协议中各条款的标题仅为方便参阅而设，没有法律效力，不影响对本协议的解释或理解。单数词语在适当的情况下亦包括复数，反之亦然。

The headings to the Articles of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement. Words and expressions in the singular include the plural and vice versa.

(b) 本协议附件应被视为本协议的组成部分，具有同等法律效力。

The Schedules herein shall be deemed to form part of this Agreement with equal legal effect.

(c) 本协议项下所提及的"人"包括任何公众组织、任何人、公司或非公司组织。

Reference to persons includes any public body and any body of persons, corporate or unincorporated.

第二条 股份的买卖

Article 2 Purchase of the Sale Shares

2.1 受限于本协议各条款，卖方在此同意向买方出售、转让和交付，且买方同意基于卖方的陈述与保证从卖方购买公司股份、受让和接受，无任何抵押、质押、留置、负担、索赔和其他第三方者权益的、公司股份（含在本协议签署日以后所产生的权益，包括任何就该等股份于本协议签署日以后可获派发的公司股份或股息、分红等权益).

Subject to the terms and conditions contained in this Agreement, the Seller hereby agrees to sell and the Purchaser, in reliance on the Seller's representations and warranties, agrees to purchase from the Seller the Sale Share and the Company Share, free from any mortgages, pledges, liens, Encumbrances, claims, and other third party rights whatsoever and together with all rights attached to the Sale Shares and the Company Share after the date of this Agreement including any shares to be allotted, dividend and bonus or other interests to be distributed attached to the Sale Shares and the Company Share after the date of this Agreement ("**Sale Shares**").

第三条 对价及支付

Article 3 Consideration and Payment

3.1 根据本协议之相关条款和条件，按照北京滔达2008年的资产评估，转让全部股份的转让对价总计为六百万美元(USD$6,000,000.00) ("**对价**")。

Subject to the terms and conditions hereof, based on the Asset Appraisal of Beijing Taoda for year 2008, the consideration for the Sale Shares (including the Company Share) shall be USD$6 million (the "**Consideration**"),

3.2 双方同意，对价按照以下方式支付：

The Parties agree that payments shall be made by the Purchaser in accordance with the following method:

根据本协议包含之相关的条款和条件，卖方应出售给买方，买方应从卖方购买，

按上述出售的对价，卖方和买方同意以现金通过电汇支付方式或其它方式在交割之前或交割时支付给卖方总购买价[六百万美元]（以下简称"购买价"）.

Upon the terms and subject to the conditions contained in this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, in consideration for the aforesaid sale, Purchaser will pay or cause to be paid to Seller at or prior to Closing an aggregate purchase price of [$6,000,000.00] (the "Purchase Price"), by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by Seller and Buyer.

第四条 先决条件

Article 4 Conditions Precedent

4.1 双方同意，本协议项下股份买卖的交割应以如下条件经买方认可已全部满足为条件：

The Parties agree that the Closing contemplated hereunder shall be conditional upon the following conditions being fulfilled to the satisfaction of the Purchaser:

(a) 本协议双方根据英属维尔京群岛,中国和香港法律就签署和履行本协议以及转让股份，获得一切必要同意、授权或其他批准。本协议已经双方授权代表合法签署并生效。

The Parties hereto have obtained all necessary consents, authorization or other approvals in connection with the entering into and performance of this Agreement and transfer of the Sale Shares and the Company Share under the laws of BVI, PRC and Hong Kong.

(b) 卖方在本协议中所做出的陈述、承诺与保证在本协议签署之日和在交割之日在所有方面是真实、准确和完整的，卖方在本协议签署之日起直至并包括交割日的期间内没有违反本协议的任何规定或条款。

All the representations, covenants and warranties provided by the Seller hereunder are true, accurate and complete in all respects. The Seller is not in breach of any

stipulations or terms and conditions hereunder commencing from the date of this Agreement to the Closing Date (including the Closing Date).

(c) 卖方已经向买方提供最新的公司文件，且买方已在英属维尔京群岛公司注册机构核实并确认卖方为公司的唯一合法股东。

The Seller has provided the latest corporate documents of the Company to the Purchaser.

(d) 公司有效设立并合法存续，卖方已按照有关管辖法律完成对公司的出资，合法持有公司的股份。

The Company has been duly incorporated and validly existing and the Seller have fully contributed to the Company in accordance with the applicable laws and thus duly holding all shares of the Company.

(e) 买方已完成对公司,海德及北京滔达的尽职调查（包括但不限于，财务、技术、业务、环境、法律，等等），结果令买方满意。

The Purchaser has completed satisfactory due diligence investigation on the Company , Caesar and Beijing Taoda (including but not limited to, finance, technique, business, environment, legal, etc.)

(f) 中国水集团已经根据其于２００８年１月２４日签定的债券销售合同从主要债券持有人获得有关同意。

China Water has received reasonable approval of the Majority Noteholder pursuant to Section 10(e) of the Securities Purchase Agreement, dated as of January 24, 2008.

(g) 有合法资质的机构已出具针对北京滔达的资产评估报告，结果令买方满意。

Legally qualified institutions have issued assets appraisal reports on Beijing Taoda which are satisfactory to the Purchaser.

(h) 如果买方在进行对公司,海德及北京滔达的尽职调查中发现重大不利变化，双方应对本协议的股份转让及

其对价等事项重新协商，买方有权按照评估结果调整对价。如卖方不接受买方调整后的对价，则买方有权经书面通知卖方而单方、无条件撤回本协议项下拟进行的股份买卖并终止本协议，买方该等行为不构成对本协议的违反。

In the event of any Material Adverse Change discovered in the due diligence investigation on the Company, Caesar and Beijing Taoda, the Purchaser has the right to adjust the Consideration as per the appraisal result results. If the Purchaser does not accept the adjusted Consideration, then the Purchaser through written notice to the Seller has the right to unilaterally unconditionally withdraw from the proposed transaction hereunder and terminate this Agreement, and the Purchaser's such activities shall not constitute breach of this Agreement.

(i) 公司通过并出具经核证为真实的公司董事会决议，该决议条款为本协议各方同意，尤其包括了载于第4.1(a)条所述内容。

A certified true copy of the board resolutions of the Company in the agreed terms has been made and issued by the Company, the contents of which shall be agreed by the Parties and shall include, inter alias, the terms and conditions set out in this Agreement.

(j) 卖方已协助买方依照英属维尔京群岛,和香港有关法律法规、公司□海德章程完成对其董事会的改组。改组后的公司董事会成员为1名，全部由买方提名并依照英属维尔京群岛和香港有关法律法规和公司章程规定的程序委任为公司董事会成员。

The Seller has assisted the Purchaser to complete the restructuring of the Board of Directors of the Company and Caesar in accordance with relevant procedures as required by relevant laws and regulations of BVI and Hong Kong, the Article of Association of the Company, and Caesar. After the restructuring, the Board of Directors of the Company and Caesar shall be composed of one member who shall be nominated by the Purchaser in accordance with relevant procedures as required by relevant laws and regulations of BVI and Hong Kong and their Articles of Association.

(k) 卖方依照中国有关法律法规、北京滔达章程规定的程序完成北京滔达董事会的改组，改组后的北京滔达董事会成员共计一名，由买方提名并依照中国有关法律法规和北京滔达章程规定的程序委任为董事会成员。

The Seller has completed the restructuring of the Board of Directors of Beijing Taoda in accordance with relevant procedures as required by relevant laws and regulations of PRC, and the Articles of Association of Beijing Taoda. After restructuring, the Board of Directors of Beijing Taoda shall be composed of one member, who shall be nominated by the Purchaser. The Director(s) shall be appointed in accordance with relevant procedures as required by relevant laws and regulations of PRC and the Articles of Association of Beijing Taoda.

(l) 自2008年9月30日起，公司, 海德和北京滔达未发生或存在任何重大不利变化。

No Material Adverse Change has occurred or exists in the Company, Caesar and Beijing Taoda as of September 30, 2008.

4.2 本协议签署后，双方应尽各自最大的努力满足上述4.1条的条件在不迟于2008年10月 31 日或双方另行书面约定的日期得以实现。如届时上述先决条件未能全部实现，非违约方有权经书面通知对方终止本协议（除本协议第9、10、11.4、11.6、11.7条继续有效外），由违约方承担违约责任。

The Parties shall use their respective best efforts to satisfy the conditions precedent in Article 4.1 above by no later than October 31, 2008 or the date otherwise agreed by the Parties. If the above conditions precedent have not been fully fulfilled by then, the Purchaser shall have the right to terminate this Agreement by written notice (except Articles 9, 10, 11.4, 11.6 and 11.7 which shall remain to be effective) and the Seller shall be liable for breach.

第五条 交割

Article 5 Closing

5.1 受限于第7条之规定，双方应在第4条所述先决条件满足之日在公司的住所地或本协议各方不时以书面形式同意的其他时间及/或地点对转让股份进行交割（“**交割日**”）。

Subject to Article 7 hereof, Closing shall take place at the domicile of the Company after the fulfillment of the conditions precedent described in Article 4 above or at such other place and/or at such other time as the Parties hereto may agree in writing from time to time ("**Closing Date**").

5.2 双方在交割日各自应交付附件所载之文件。

On the Closing Date, the Seller shall deliver to the Purchaser, inter alias, the documents set forth in Schedule 5 hereto.

5.3 卖方确保公司,海德和北京滔达应分别召开董事会按照买方要求的方式完成上述第4.1(i)条及第4.1(j)条所述的公司及北京滔达的董事委任。

The Seller shall guarantee that the Company, Caesar and Beijing Taoda shall convene board meetings respectively to appoint directors as stipulated in Article 4.1(j) and Article 4.1(k) in accordance with the requirements of the Purchaser.

5.4 双方应各自尽最大努力协助并促使公司,海德和北京滔达完成与此次股份买卖相关的更新股东名册并在各自的相应的公司登记机构办理相关注册手续。

The Parties shall use respective best efforts to assist and procure that the Company, Caesar and Beijing Taoda update their register of members and conduct relevant registration procedure at corporate registration institute's in each of their respective registered domiciles.

第六条 陈述,保证与约定

Article 6 Representations, Warranties and Covenants

6.1 卖方, 公司, 海德和北京滔达在此向买方做出如下负连带责任的陈述与保证：

The Seller, the Company, Caesar andBeijing Taoda, hereby jointly and severally, makes the following statements and guarantees to the Purchaser as below:

6.1.1 信息

Information

(a) 公司,

海德和北京滔达的董事、高级职员、审计员、财务顾问、法律顾问或行政人员在磋商本协议过程中给与买方或其法律顾问、会计师或代理人的所有信息在任何方面是真实和准确的，不存在任何误导。

All information which has been given by the directors, officers, auditors, financial advisers, legal representatives or officials of the Company, Caesar and Beijing Taoda to the Purchasers or to the legal representatives, accountants or agents of the Purchaser in the course of the negotiation leading to this Agreement is true and accurate in all respects and not misleading in any respect.

(b) 载于前言里的事实在任何方面均是真实和准确的。

The facts set out in the Preamble are true and accurate in all respects.

(c) 对一个有意购买转让股份的买方而言，所有关于转让股份、公司业务及事务的属于重大披露的事实已经披露给买方，并且，卖方对可能合理影响一名有意交易的买方有关公司,海德和北京滔达按照本协议的条件购买转让股份的意愿的任何事实或情况并不知悉。

All facts concerning the Sale Shares and the Company Share and the business and affairs of the Company material for disclosure to an intending purchaser of the Sale Shares have been disclosed to the Purchaser and the Seller is not aware of any facts or circumstances, in reference to the Company, Caesar and Beijing Taoda, which might reasonably affect the willingness of a willing purchaser to purchase the Sale Shares and the Company Share on the terms of this Agreement.

6.1.2 转让股份

Shares Transfer

卖方对转让股份享有完全的所有权，除卖方外，任何人对转让股份不享有任何性质的权利，也不对公司任何未发行的股份或借入资本（如有）享有任何权利；转让股份上没有设置任何质押、他项权益或任何负担。

The Seller shall have the proprietary right over the Sale Shares and the Company Share to be transferred. No other third party has any kind of rights over the Sale Shares or the Company Share to be transferred, nor any un-issued shares or loan capital (if any); there is also no pledge, other beneficial interests or Encumbrance over the Sale Shares or the Company Share to be transferred.

6.1.3 会计报表

Accounts Statement

(a) 公司评估报表和管理帐户已按照公司成立地法律有关规定编制，并根据公司成立地适用的会计准则和实务保持其一致性，并依照公司成立地适用的会计准则的标准进行评估。

The Asset Appraisal Report and Management Accounts have been prepared in accordance with the laws of the country where the company was legally registered and established at ("**Resident Country**"), and on a consistent basis in accordance with generally accepted accounting principles and practices in the Resident Country.

(b) 自2008年9月30日起，公司的财务报表的金融和会计政策没有发生任何重大变化

Since September 30, 2008, there have been no major changes in the financial and accounting policies underlying the financial statements of the Company.

(c) 评估报表和管理帐户(i)真实、公平展示了公司、海德和北京滔达的资产、责任、承诺资本和公司的经营情况;

(ii)保存或提供全部的折旧费用，所有坏账、疑账，和其他所有责任、现状、或有事件或其他以及至评估报表日期或管理帐户日为止存在的全部财务承诺；(iii)保

存或提供公司、海德和北京滔达至评估报表日期为止应该缴纳的包括意外或延期责任的全部税款以及公司、海德和北京滔达是否有或可能有任何要求第三人退还该笔款项的权利。

The Asset Appraisal Report and the Management Accounts (i) show a true and fair view of the assets, liabilities, capital commitments and the state of affairs of the Company, Caesar and Beijing Taoda (ii) reserve or provide in full for depreciation and all bad and doubtful debts and all other liabilities, actual, contingent or otherwise and for all financial commitments in existence at the Asset Appraisal Report date or the Management Accounts Date; (iii) reserve or provide in full for Taxation including any contingent or deferred liability for which the Company, Caesar and Beijing Taoda were liable at the Asset Appraisal Report date or the Management Accounts Date and whether or not the Company, Caesar and Beijing Taoda have or may have any right of reimbursement against any other person.

(d) 全部报表、账簿、登记、总账、财务和无论任何形式的公司、海德和北京滔达的财务记录都已准确恰当地进行了完整的纪录。

All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of the Company, Caesar and Beijing Taoda have been fully properly and accurately kept and completed.

6.1.4 自评估报表日做出的改变

Changes Since the Asset Appraisal Date

自评估报表日期起：

Since the Asset Appraisal Date:

(a) 公司、海德和北京滔达以正常的营业状态维持稳定的持续经营状态；

The business of the Company, Caesar and Beijing Taoda have been carried on in the ordinary course and so as to maintain the same as a going concern.

(b) 公司、海德和北京滔达评估报告或管理帐户中并未体现任何资产和责任的实质改变（无论是实际的或视条件发生的），并且根据报表所体现对其有形资产评估的净价值没有发生削减，财务状况或贸易前景也没有发生任何相反的改变；

No material changes have occurred in the assets and liabilities (whether actual or contingent) shown in the Asset Appraisal Report or Management Accounts and there has been no reduction in the value of the net tangible assets of the Company, Caesar and Beijing Taoda on the basis of valuation adopted in the Asset Appraisal Report and Management Accounts and there has been no adverse change in the financial position or trading prospects of the Company.

(c) 公司、海德和北京滔达的经营没有因任何重要合同或客户或供货渠道的丧失或任何其他非正常因素而受到负面影响，并且卖方对任何可能造成该类负面影响的任何因素均不知情；

The business of the Company, Caesar and Beijing Taoda have not been adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor and the Seller are not aware of any facts which are likely to give rise to any such effects.

(d) 公司、海德和北京滔达评估报告和管理帐户中没有关于股息、红利或分配的陈述、支付或任何例外规定，也没有通过任何与其有关的股东决议。

No dividends, bonuses or distributions have been declared, paid or made except as provided for in the Asset Appraisal Report and Management Accounts and no shareholders' resolutions have been passed for the Company, Caesar and Beijing Taoda.

6.1.5 税项

Taxation

(a) 公司、海德和北京滔达已经按照适用法律和有关主管税务机关的要求适当和及时的向有关税务机关递交了真实、完整的纳税申报表及相关文件，除卖方在本协议

签订之前在买方对公司、海德和北京滔达进行尽职调查过程中披露给与买方的信

息之外，公司、海德和北京滔达已支付了所有其应付税务；

Each of the Company, Caesar and Beijing Taoda has duly and timely submitted all of the genuine, complete Taxation returns and other relevant documents to the relevant competent Taxation authorities in accordance with applicable laws and requirements of such Taxation authorities. And except the information disclosed to the Purchaser during the due diligence on each of the Company, Caesar and Beijing Taoda has before the execution of this Agreement, each of the Company, Caesar and/or Beijing has duly paid all of the Taxation payable by it.

(b) 除公司、海德和北京滔达正常的营业过程中产生的税务责任外，其无任何现存的

、或有的或延期支付的税务责任。

The Company, Caesar and Beijing Taoda do not have any current, or contingent, or delayed payment of Taxation liability except those which occurred in the ordinary course of business of the Company.

(c) 除卖方在本协议签订之前在买方对北京滔达进行尽职调查过程中披露给与买方的

信息之外，公司、海德和北京滔达也不存在任何违反税项方面法律、法规的行为

，公司、海德和北京滔达未接到有关政府机关就税项事宜对公司提出的任何置疑

、调查或处罚通知，也不存在有关政府机关就税项事宜对公司提出的任何置疑、

调查或处罚的风险。

Except as disclosed to the Purchaser through the due diligence on the Company, Caesar or Beijing Taoda and prior to the execution of this Agreement, neither the Company Caesar, nor Beijing Taoda has any violation of any relevant tax laws and regulations, nor has the Company , Caesar and Beijing Taoda received any notice of or has in existence any risks of any inquiry, or investigation, or penalty by any relevant governmental authorities in relation to the Taxation issues.

(d) 如果因公司、海德和北京滔达在交割前的经营活动（包括但不限于任何交易、行

为、遗漏、状况及情况，且无论该事由是否已向买方披露或为买方所知悉）直接

或间接导致公司于交割成后所发生的税项责任由卖方承担；

Any Taxation liability incurred by the Company, Caesar and Beijing Taoda after the Closing due directly or indirectly to the business conducts on behalf of the Seller before the Closing (including but not limited to any other transaction, conduct, omission, situation and circumstances no matter whether these matters have been disclosed to the Purchaser or acknowledged by the Purchaser) shall be borne by the Seller.

(e) 如果发生前款所述情形，卖方应用其在公司、海德和北京滔达中享有的股东分红款或用其持有公司、海德和北京滔达的与税项责任同等价值的股份（该股份的价值按照本协议项下的转让股份的作价标准为计算依据，以确定拟转让股份的具体比例）抵偿给买方或其指定任何第三方的方式承担 6.1.5(d) 条项下的税项弥偿责任。

Upon the occurrence of the above-mentioned situations, the Seller shall use its dividends payable by the Company, Caesar and Beijing Taoda or its shares of the Company, Caesar and Beijing Taoda with the value equivalent to the Taxation liability (the value of the share shall be calculated in accordance with the pricing standard of the Sale Shares under this Agreement so as to determine the ratio of the shares to be transferred) to repay the Purchaser or any other third party designated by the Purchaser to perform the Taxation Indemnity under Article 6.1.5(d) of this Agreement.

6.1.6 资产

Assets

公司报表和管理帐户中包括的或至评估报告日期止所购买的资产以及全部的被公司使用的资产均为公司、海德和北京滔达合法地、实益地所有，并且除卖方在签订本协议之前在买方对公司及北京滔达进行尽职调查中向买方披露的以外，不存在任何抵押、收费、留置或其它类似的阻碍性质的权利；资产也不受限于任何租赁协议、分期付款或以可延期条款为基础的买卖协议；资产为公司持有或在公司、海德和北京滔达的控制之下；资产情况良好；资产包含了公司、海德和北京滔达完全并有效持续其正常营业所需要的全部资产。

rights. Neither the Company Caesar or Beijing Taoda nor any of their staff or employees, have infringed any third party's Intellectual Property Rights or are subject to any claims for infringement of Intellectual Property Right, and no claims have been made and no applications or proceedings are pending. The Company, Caesar and Beijing Taoda did not use or were required to use any illegally owned or not owned intellectual properties or other similar rights. The Company, Caesar and Beijing Taoda and their employees and staff did not infringe any other third party's intellectual property rights or forced to compensate to any other third party for such infringement. The Company, Caesar and Beijing Taoda are not involved in any pending litigation or proceeding.

6.1.8 保险

Insurance

所有的与公司,

海德和北京滔达权益有关的当前的保险合同的细节均以书面形式向买方进行全面披露；所有这些保险合同均完整有效，且不是无效或可撤销的；在该类保险合同项下，不存在任何未解决的索赔，且不存在任何可能导致索赔的情况或状态存在或发生的情形；没有任何可能导致保险费增长的行为发生或遗漏；并且没有任何可能导致保险合同无效或可撤销的行为发生或遗漏。

Details of all current insurance policies in respect of which the Company, Caesar and Beijing Taoda have an interest has been disclosed in writing to the Purchaser; all such policies are in full force and effect and are not void or avoidable; no claim is outstanding or may be made under any of such policies and no event has occurred or circumstances exist which are likely to give rise to any claim; nothing has been done or omitted to be done which is likely to result in an increase in premium; and nothing has been done or omitted to be done which would make any such policy of insurance void or avoidable.

6.1.9 房地产

Real Estate

(a) 北京滔达租赁使用被公司占据的土地以及建筑。

Beijing Taoda has leased, and used the land and premises.

.

(b) 除卖方在本协议签署前在买方对北京滔达进行尽职调查过程中向买方所披露的以外，公司, 海德和北京滔达所有有关地契和文件，租用、租赁或许可使用合同或其它对房地产占有相联系的权利或其它所有类似赋予该类权利的协议（无论书面还是口头）的全部准确的细节都应已向买方和北京滔达披露，并且与上述地契、文件，租用、租赁或许可使用合同和协议的内容条款在各个方面均相符合。

Except those which have been disclosed to the Purchaser and Beijing Taoda during the due diligence course conducted by the Purchaser on Beijing Taoda before the execution of this Agreement, full and accurate particulars of all title deeds and documents, tenancy, lease or license agreement or other rights of occupation relating to the Property or any agreements (whether written or oral) to grant the same have been disclosed to the Purchaser and Beijing Taoda have in all respects observed and complied with the provisions of all such deeds, documents, tenancies, leases and agreements.

(c) 北京滔达已按照租赁协议或其它相关协议的规定全额付清各自协议项下的价款。

Beijing Taoda has fully paid in the price payable according to the Lease Agreement or any other relevant Agreement respectively.

6.1.10 公司合同

Contracts

(a) 公司, 海德或北京滔达不是如下任何合同的一方：(i) 任何一方处于违约；(ii)该合同受本次转让股份的买卖的影响；(iii)该合同可被任何一方解除、撤销、终止。

None of the Company, Caesar or Beijing Taoda is a party to any of the following contracts: (i) under which any party is in default; (ii) which may be affected by reason

of the sale of the Sale Shares; (iii) which may be rescinded, avoided or terminated by any party thereto.

(b) 公司,

海德和北京滔达不存在任何重大的、长期的、需负法律责任的或不正常的对其有约束力的合同或承诺，也不存在以非公平方式达成或以非正常业务程序达成的合同；

The Company, Caesar and Beijing Taoda have no material, long term, onerous or unusual contracts or commitments binding upon it nor any contract entered into otherwise than on an arm length basis or otherwise than in the ordinary course of business.

(c) 公司、海德和北京滔达就其提供或约定提供的货物或服务没有做出任何保证、承诺或做出任何陈述，也没有接受任何可能在提供该等任何货物或服务后产生任何责任的义务。

The Company, Caesar and Beijing Taoda have given no guarantee, condition or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it or accepted any obligation that could give rise to any liability after any such goods or services have been supplied by it.

6.1.11 营业

Business

(a) 公司、海德和北京滔达已经获得并继续有效持有及已遵守一切正常开展其业务所需的证照和同意，并且，据卖方所知悉和认为，不存在任何表明该等证照或同意将被撤销或不能换发的情形。特别是北京滔达正常和合法开展其经营范围的业务所需的所有政府批复、执照、许可和认证，包括但不限于全国工业产品生产许可证、卫生许可证以及有关环保测评和审批以及在建工程的竣工验收将能按照有关

法律法规和主管部门的要求获得更新和核准，不会被撤销或不能换发或受到任何其他不利影响。

The Company, Caesar and Beijing Taoda have obtained, maintained in force and complied with all necessary licenses and consents required for the proper carrying on of its business and to the best of its knowledge, information and belief of the Seller there are no circumstances which indicate that any such licenses or consents will be revoked or not renewed. Especially those governmental approvals, certificates, permits and authentications required to conduct ordinary business of Beijing Taoda within its legal business scope, including but not limited to Production Permit, Hygiene Permit, and relevant environmental impact assessment report and the approval thereof, official project assessment and acceptance for the construction in process in accordance with relevant laws and regulations which will not be revoked, renewed or adversely affected.

(b) 公司、海德和北京滔达已经遵守一切适用的法律和规章，不存在违反英属维尔京群岛、香港、中国或美国或任何他国法律法规之情势。公司、海德和北京滔达的营销网络、营销模式、销售行为以及任何其他相关的商业行为，除尽职调查披露外，截至本协议签署之日没有受到有关政府主管部门的追索或处罚；本协议签署之后，也不会由于本协议交割完成日之前发生的营销网络、营销模式、销售行为以及任何其他相关的商业行为或事由受到有关政府主管部门的追索或处罚。

The Company, Caesar and Beijing Taoda have complied with all applicable legislation and regulations and are not in breach of any requirement of laws and regulations in British Virgin Islands, Hong Kong, China or the United States or any other country. The marketing network, marketing mode, distribution conduct and any other relevant commercial conducts in relation to the Company, Caesar and Beijing Taoda or their products have not been punished or claimed by any relevant competent governmental authorities as of the date of this Agreement. After execution of this Agreement, there will not be any claim or penalty against the Company, Caesar and Beijing Taoda by any relevant governmental authorities due to the marketing network, marketing mode, distribution conduct and any other relevant commercial conducts of Company's products which occurred before the Closing of this Agreement.

(c) 公司、海德和北京滔达所有的记录、系统、管理数据和信息由公司自己独家所有，并由公司、海德和北京滔达直接控制。

All the records, systems, and information of the Company, Caesar or Beijing Taoda. shall be exclusively owned by the Company and shall be controlled by the Company, Caesar and Beijing Taoda respectively.

6.1.12 关联交易

Affiliated Transaction

公司与其关联方的交易、转移任何资源或公司、海德和北京滔达义务或任何其他商业行为已经向买方披露，且是建立在公平合理的基础上，不存在任何违反适用法律法规，也不存在被任何主管机关警告、追索或处罚的情况。

All transactions or transfer of any resources or responsibilities by the Company, Caesar and Beijing Taoda, or any other commercial conducts with their affiliates have been fully disclosed to the Purchaser and the above-mentioned conducts are on a fair and reasonable basis without any violation of applicable laws and regulations, nor any warning, recourse or penalties from competent governmental authorities.

6.1.13 债务

Debt

(a) 除记载于公司报告或管理报表中的债务以外，公司、海德和北京滔达不存在任何未偿付的借款或负债。

Except the debts recorded in the Management Accounts, the Company, Caesar and Beijing Taoda have not any other outstanding borrowing or indebtedness in the nature of borrowing.

(b) 除卖方在在本协议签订之前在买方对公司、海德和北京滔达尽职调查中向买方披露的以外，公司没有签署也不受限于任何其他保证、补偿或其他对第三方的义务进行担保的存在未决义务或或有义务的协议。

Except those disclosed to the Purchaser during the due diligence course on the Company, Caesar and Beijing Taoda conducted by the Purchaser before execution of this Agreement, the Company, Caesar and Beijing Taoda have not entered into and are

not bound by any guarantee, indemnity or other agreement to secure an obligation of a third party under which any liability or contingent liability is outstanding.

6.1.14 环境保护

Environment Protection

(a) 公司、海德和北京滔达的厂房、设备、生产线、建筑物及其设计均完全遵循了当时有效的适用法律以及截至本协议签署之日仍有效的所有有关土地管理、环境保护、水及土地资源保护、建筑标准，防火及工人安全的法律、法规、规章及许可。

The site, facilities, assembly lines, the buildings and the designs thereof of the Company, Caesar and Beijing Taoda are in full compliance with the applicable Laws in force for the time being, and with laws, regulations, rules, and permits related to land administration, environmental protection, water and soil conservation, construction standards, fire prevention and worker safety in effect as of the date hereof.

(b) 在公司的厂房、设备、生产线及建筑物之下、上及周围均没有早先及现已存在的环境污染，无论该污染是否因机器设备的运作引起或由其他原因引起。

There is no pre-existing environmental contamination under, above or around the site, facilities, assembly lines and the buildings, whether due to the operation of the machinery and facilities or otherwise.

(c) 公司、海德和北京滔达能够毫无障碍或困难地为厂房、设备、生产线及建筑物取得并保持所有必要的废物、废气及废水处理和类似服务，且该等服务应能完全遵循并符合一切有关土地管理、环境保护、水及土地资源保护、建筑标准、防火以及工人安全的相关的法律、法规及规章。

There are no impediments or difficulties to the Company, Caesar and Beijing Taoda being able to obtain and maintain for the site, facilities, assembly lines and the buildings all necessary waste disposal, waste water treatment services and the like in full compliance with all relevant laws, regulations and rules related to land

administration, environmental protection, water and soil conservation, construction standards, fire prevention and worker safety.

(d) 公司的厂房、设备、生产线及建筑物对政府或非政府方均无任何有关环境方面的负债或义务，也未收到来自政府或非政府方面的任何索赔、调查、处罚或其他程序。

The site, facilities, assembly lines and the buildings are free from any environmental liabilities to and claims, investigation, penalty and other proceedings from both government and non-government Parties.

6.1.15 劳动争议和劳动合同

Labor Dispute and Labor Contract

(a) 公司、海德和北京滔达与其员工均已签订有合法、有效且可执行的劳动合同，且公司未涉及与其雇员的争议、仲裁或诉讼程序。截至交割日之前的二年内，公司,海德和北京劳动合同的内容及签署和履行不存在任何重大调整。

The Company, Caesar and Beijing Taoda have entered into lawful, effective and enforceable employment contracts with its employees. The Company, Caesar and Beijing Taoda are not involved in any dispute, arbitration or lawsuit proceedings pending with any of their employees. There is no material adjustment in respect of the contents of the employment contracts and the execution and performance thereof within two years before the date of the Closing.

(b) 公司、海德和北京滔达已经根据适用法律的要求为其员工投保了适当的社会或其他保险，且按期全额缴纳相关保险金，亦按适用法律的要求为其员工作出任何须作出的供款（包括但不限于公积金的供款）或安排。

The Company, Caesar and Beijing Taoda have made proper social or other insurances for their employees in accordance with the applicable laws and the payment of all the relevant insurance fees has been timely made. And the Company, Caesar and Beijing Taoda made any contributions (including without limitation the housing fund) or arrangement required for its employees in accordance with the applicable laws.

(c) 截至本协议签署之日，公司、海德和北京滔达没有为所有的或任何董事、高级管理人员或员工引入任何股权激励计划，股权期权计划或收益分红或其他类似激励计划。

As of the date of this Agreement, the Company, Caesar and Beijing Taoda have not introduced any share incentive scheme, share option scheme or profit sharing bonus or other such incentive scheme for all or any of its directors, key management or employees.

6.1.16 诉讼及违法行动

Litigation and Violation

(a) 公司、海德和北京滔达不涉及也不代替任何人涉及任何民事诉讼、刑事诉讼或仲裁程序，

不存在针对公司或任何该等人士的未决程序或威胁。据卖方所知悉和认为，不存在可能引发该等程序的事实。

Neither the Company, Caesar and Beijing Taoda nor any person for whose acts or defaults the Company, Caesar and Beijing Taoda may be vicariously liable is involved in any civil, criminal or arbitration proceedings, and no such proceedings are pending or threatened against the Company, Caesar and Beijing Taoda or any such person and to the best knowledge, information and belief of the Seller there are no facts likely to give rise to any such proceedings.

(b) 不存在关于公司、海德和北京滔达的政府或其他调查、或资信或纪律程序的情形，也不存在任何未决调查、质询、程序或其威胁。据卖方所知悉和人为，不存在可能引发该等调查、质询或程序的事实。

There are no governmental or other investigations or inquiries or disciplinary proceedings concerning the Company, Caesar and Beijing Taoda, none are pending or threatened and, to the best knowledge, information and belief of the Seller there are no facts likely to give rise to such investigation, inquiry or proceedings.

6.1.17 单一投资

Single Investment

除买方在尽职调查中卖方向买方披露的以外，公司、海德和北京滔达未进行任何业务经营或参与任何第三方业务的经营或与任何第三方签署任何协议或合同，或对任何第三方进行出资或投资，或对北京滔达以外的任何公司、机构或商号持有任何股份、股权、产权或利益（无论是否以公司名义或委托他人或代他人持有该等股份、股权、产权或利益）。

Save as disclosed to the Purchaser by the Seller during the due diligence conducted by the Purchaser , the Company, Caesar or Beijing Taoda has neither conducted or engaged in any business of or entered into any agreements or contracts with or contributed or invested in any third party, nor has the Company held any shares, equity, property or interests (whether holding any such shares, equity, property or interests in the capacity of the Company or through empowering any other party or being authorized by any other party) in any companies, institutions or firms except in Beijing Taoda.

6.1.18 公司、海德和北京滔达的注册资本

Registered Capital of the Company, Caesar and Beijing Taoda

公司、海德和北京滔达的注册资本已全部妥为按时出资，相关的出资已妥为完成。

Each of Company, Caesar and Beijing Taoda, where applicable, has duly and timely paid in full the registered capital and relevant contribution has been duly completed.

6.1.19 合规

Compliance

公司、海德和北京滔达在任何时候及在任何方面均已按照适用法律法规和其公司章程的规定开展其业务，不存在任何违反法律法规或公司章程的行为。

The Company, Caesar and Beijing Taoda have carried out its business in accordance with the applicable laws and regulations and its articles of association at any time and

in all respects. The Companies have not acted in contravention of any laws or regulations or its articles of association.

6.1.20 其他

Miscellaneous

(a) 公司是根据英属维尔京群岛法律合法设立并有效存续之法律实体，能够独立承担其法律责任。

1. The Company is a legal entity, which is duly established, and validly existing in accordance with the applicable laws of British Virgin Islands and could bear legal liabilities independently;

2. 北京滔达是根据中国法律合法设立并有效存续之法律实体，能够独立承担其法律责任。

Beijing Taoda is a legal entity, which is duly established, and validly existing in accordance with the applicable laws of PRC and could bear legal liabilities independently;

3. 海德是根据香港法律合法设立并有效存续之法律实体，能够独立承担其法律责任。

Caesar is a legal entity, which is duly established, and validly existing in accordance with the applicable laws of Hong Kong and could bear legal liabilities independently;

(b) 卖方签署以及履行本协议并不违反任何法律、法规或公司的任何组织文件或其与任何第三方签署的任何协议。

The execution or performance of this Agreement shall not be in violation of any applicable laws, regulations, its articles of association or any terms of its by-laws or any agreements to which it is a party.

(c) 本协议的签署及履行均已取得其决策机构及其他一切必要的批准、许可、同意或授权，其具有一切必要的权利、权力与能力签署本协议并履行本协议项下的所有义务和责任。

The Purchaser has obtained all necessary approvals, permits, consents or authorization in connection with the entering into and performance of this Agreement and has obtained all necessary rights, powers and capacity to execute and perform all of the obligations and liabilities under this Agreement.

(d) 卖方完全负责公司、海德和北京滔达股权在正式转让日及之前所可能产生一切相关债务及民事和刑事责任。

The Seller shall be liable for any possible debt, civil liabilities and criminal liabilities related to the shares of the Company, Caesar and Beijing Taoda which occurred before the transfer date.

(e) 在签署本协议后，卖方不对公司、海德和北京滔达经营策略、管理结构进行改变。如公司经营状况有较大变化时，则卖方必须马上通知买方。

After the execution of this Agreement, the Seller will not change the operation strategy or management structure of the Company, Caesar and Beijing Taoda. In the event of any major change to the Company's operation, the Seller shall notify the Purchaser immediately.

(f) 在本条下，除非特别指明，公司指包括其自身及其关联方，包括但不限于哈尔滨滔达及其子公司和分公司，卖方对在本协议中向买方做出的陈述、保证及承诺同样适用于公司及其关联方,

海德和北京滔达；卖方应确保公司及其关联方、海德和北京滔达，包括但不限于哈尔滨滔达及其子公司,分公司和海德按照本协议下的该等陈述、保证及承诺履行义务及责任。

Unless there was any other special stipulation otherwise, in this Article the Company shall mean itself and all of its Affiliates, including but not limited to Beijing Taoda and

its subsidiaries. The representation, warranties, and undertaking made by the Seller to the Purchaser in this Agreement shall also be applicable to the Company, Caesar and Beijing Taoda and their Affiliates; the Seller shall procure and ensure that the Company, Caesar and Beijing Taoda and their Affiliates and their subsidiaries and branches and Caesar will perform their obligations and responsibilities in accordance with these warranties, representatives and promises hereunder.

(g) 本协议项下的陈述与保证在本协议签署之日至交割日（包括交割日）均为真实和准确，不存在任何误导。

All of the representations and warranties herein are as at the date hereof and will be for all times up to and including the Closing Date, true and correct in all respects and not misleading in any respect.

(h) 其在本协议所述陈述、保证、承诺中所享有的权利将在交割日之后继续存在，并继续保持完全的法律效力，且不应受到买方知悉的关于公司、海德和北京滔达的任何信息的影响。

The Purchaser's rights in respect of each of the said representations, warranties, undertakings and indemnities contained herein will survive the Closing Date and continue in full force and effect notwithstanding the Closing Date and shall not be affected by any information relating to the Company, Caesar and Beijing Taoda of which the Purchaser has knowledge.

(i) 其承认买方是基于信赖卖方就公司、海德和北京滔达所做出的陈述、保证与承诺陈述而签订本协议。

The Seller acknowledges that the Purchaser is entering into this Agreement in reliance upon representations in the terms of the representations, warranties, undertakings made by the Seller in reference to the Company, Caesar and Beijing Taoda.

(j) 其就本条所述的卖方陈述、保证及承诺所享有的权利及救济应不受买方或代表买方的任何人对公司,海德及北京滔达尽职调查调查的影响。

The rights and remedies of the Purchaser in respect of the representations, warranties, and undertakings shall not be affected by any due diligence investigation made by or on

behalf of the Purchaser into the affairs of the Seller, the Company, Caesar and/or Beijing Taoda.

(k) 本条所述陈述、保证及承诺的任何部分应被解释为分别和独立的，并且除非另有明确相反的规定，不应受本协议或任何其他承诺的任何其他条款的援引或推论的限制或约束。

Any of the representations, warranties and undertakings set out in this Article shall be construed as separate and independent and (save where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other term of this Agreement or any other Warranty.

(l) 在交割日之前，如果本条所述陈述、保证及承诺的任何部分不真实、不准确、存在误导或在任何方面没有完全及/或及时履行，或卖方在交割之日或之前不能或未能按照本协议要求行事，且如果卖方知道前述情况，卖方应立即通知买方。在这些情形下，买方无义务完成转让股份买卖的交割，并且，买方可以书面通知解除本协议。在此情况下，卖方须全面履行其在本协议第7条项下的责任，并且除在第9、10、11.4、11.6、11.7条所述义务外，本协议双方各自在本协议项下的进一步义务得以免除，且不损害任何一方就之前存在的违约所享有的权利。

Prior to the Closing Date, if any of the representations, warranties or undertakings set out in this Article is found to be untrue, inaccurate or misleading or has not been fully and/or punctually carried out in any respect, or in the event of the Seller becoming unable or failing to do anything required under this Agreement to be done by it at or before the Closing Date, and if any of the aforesaid comes to the knowledge of the Seller, the Seller shall forthwith notify the Purchaser thereof, and in all these events, the Purchaser shall not be bound to procure the completion of the sale and purchase of the Sale Shares and may by notice in writing rescind this Agreement, in which event the Seller shall perform all the duties under Article 7 and the Parties hereto shall be discharged from their respective further obligations hereunder except for their obligations under Articles 9、10、11.4、11.6 and 11.7 and without prejudice to the rights of either party in respect of antecedent breaches.

6.2 买方在此向卖方做出如下陈述与保证：

The Purchaser hereby represents and warrants to the Seller:

(a) 买方是在英属百慕大群岛法律下合法设立并有效存续的公司。

The Purchaser is a company, which is duly established and validly existing in accordance with the laws of British Virgin Islands.

(b) 其签署以及履行本协议并不违反任何适用法律、法规、其章程或其他组织文件或其与其作为一方或约束其的任何重大合同或协议或与之相冲突。

The execution or performance of this Agreement shall not be in violation of any applicable laws, regulations, ordinance, its articles of association or any terms of its by-laws or any material contracts or agreements to which it is a party or binding on itself or its assets.

(c) 本协议的签署及履行均已取得其决策机构及其他一切必要的批准、许可、同意或授权，其具有一切必要的权利、权力与能力签署本协议并履行本协议项下的所有义务和责任。

The Purchaser has obtained all necessary approvals, permits, consents or authorization in connection with the entering into and performance of this Agreement and has obtained all necessary rights, powers and capacity to execute and perform all of the obligations and liabilities under this Agreement.

(d) 买方承诺在本协议项下之股份买卖交割完成后，维系公司既有的组织架构，全力支持公司业务的发展，根据业务的需要提供资金支持。

The Purchaser undertakes that after Closing of the transaction contemplated hereunder, it will keep the Company's current organization structure, support the Company's business development in full, and provide capital support to the Company as per the need of business.

(e) 其在本协议上签字的代表，已获得适当授权，有权代表其签署本协议。

The representative signing on this Agreement has been duly authorized, having the right to execute this Agreement on behalf of the Purchaser.

(f) 其将按照本协议的规定，向卖方足额支付本次股份转让价款。

The Purchaser shall pay the Consideration in full to the Seller according to this Agreement.

(g) 其在本协议中所作的陈述、保证及承诺在任何方面在本协议签订之日及以后均为真实、正确、完整，不存在任何误导。

The representations, warranties and undertakings made by the Purchaser in this Agreement are, as at the date hereof and afterwards, true and correct and complete in all respects and not misleading in any respect.

第七条 违约及救济

Article 7 Breach of Agreement and Remedies

7.1 如果在交割日前卖方在本协议中所做之任何陈述、保证与约定是虚假、不实或不完整的，或其违反本协议下之任何条文契约，或其未履行其在本协议项下的任何承诺和义务，则买方除享有且不损害其享有的任何其他权利和救济外，应有权书面通知卖方解除本协议，且：

If prior to the Closing Date, it becomes apparent that the Seller is in breach of any of the representations, warranties or covenants hereunder, the Purchaser shall be entitled, in addition to and without prejudice to all other rights and remedies available to the Purchaser in respect thereof, to rescind this Agreement by notice in writing to the Seller to that effect whereupon:

(a) 卖方应立即全额赔偿买方因卖方之违约而发生或者遭受的所有损失、损害、费用与本协议的谈判、草拟及解除本协议有关的所有成本、费用及开支（包括但不限于所有的法律和其他专业费用以及支出），并把买方已支付的对价的任何部分立即全额退还与买方。

The Seller shall forthwith indemnify the Purchaser in full for and against all costs, charges and expenses (including, but not limited to, all legal and other professional fees and expenses) incurred by the Purchaser in connection with the negotiation, preparation and rescission of this Agreement; and the Seller shall forthwith refund the Purchaser in full for any part of the Consideration that has been paid by the Purchaser.

(b) 除本协议第9、10、11.4、11.6、11.7继续有效外，本协议任何其他条款应终止效力。

All other provisions of this Agreement shall cease and terminate except for Article 9, 10, 11.4, 11.6 and11.7 hereof.

7.2 在交割日后，卖方谨此同意补偿买方就如下任何行动开始之前或之后遭受的全部成本（包括全部的法律费用）或支出：

After the Closing Date, the Seller hereby agrees to indemnify the Purchaser in respect of all its costs (including all its legal costs) or expenses, which the Purchaser may incur either before or after the commencement of any action in connection with:

(a) 关于卖方做出的陈述、保证或约定不真实或误导或未被遵守的理赔。

The settlement of any claim that any of the representations, warranties or covenants is untrue or misleading or has been breached;

(b) 买方因卖方做出的陈述、保证或约定不真实或误导或未被遵守而提起且买方被判胜诉的任何法律诉讼。

Any legal proceedings in which the Purchaser claims that any of the representations, warranties or covenants are untrue or misleading or have been breached and in which judgment is given in favor of the Purchaser; or

(c) 对任何该等理赔或判决的执行。

The enforcement of any such settlement or judgment.

7.3 如果非出于本协议任何一方的原因，第4.1条所述先决条件在第4.2条所述条件完成日或之前没有完全实现或本协议第5条所述交割在第5.1条所述交割日或之前没

有完成，除非本协议另有约定，则任何一方无权就其因签署及履行本协议所产生的成本、费用、支出或其他相关损失向他方索赔。

In the event that, due to any reasons other than any of the Parties hereof, all of the conditions precedent as set out in Article 4.1 have not been fulfilled on or prior to the satisfaction date of conditions as specified in Article 4.2, or the Closing as set out in Article 5 has not been completed on or prior to the Closing Date, any of the Parties hereof has no right to claim against the other Party in respect of the cost, fees, expenses or any other relevant losses arising out of the execution and performance of this Agreement, unless otherwise agreed.

7.4 如果由于卖方原因，第4.1条所述先决条件在第4.2条所述条件完成日或之前没有完全实现，或本协议第5条所述交割在本协议第5.1条所述交割日或之前没有完成，则视为卖方违约，在此情况下：买方有权按照第4.2条的约定选择解除本协议，并要求卖方按照适用法律的规定及本协议的约定向买方承担损害赔偿责任，并且卖方应于买方书面提出股份买卖对价退还要求后五个工作日内全额退还买方已经支付的所有对价；或买方有权选择不解除本协议，但卖方仍应按照适用法律的规定及本协议的约定向买方承担损害赔偿责任。

In the event that, due to the reasons of the Seller hereof, all of the conditions precedent as set out in the Article 4.1 have not been fulfilled on or prior to the satisfaction date of conditions as specified in Article 4.2, or the Closing as set out in Article 5 has not been completed on or prior to the Closing Date, the Seller shall be deemed to have breached this Agreement. Under such circumstances, the Purchaser has the right to choose to rescind this Agreement according to Article 4.2 and to require the Seller to bear the liabilities of compensating the Purchaser for damages pursuant to any applicable laws and this Agreement and the Seller shall fully refund to the Purchaser all of the Consideration the Purchaser has paid within five Business Days after the requirement of refunding of the Consideration is made in writing by the Purchaser; or the Purchaser shall have the right not to choose to rescind this Agreement, nonetheless the Seller shall bear the liabilities of compensating the Purchaser for damages in accordance with the applicable laws and this Agreement.

7.5 如果由于买方原因，第4.1条所述先决条件在第4.2条所述条件完成日或之前没有完全实现第5条所述交割或在第5.1条所述交割日或之前没有完成，则视为买方违约.

In the event that, due to the reasons of the Purchaser hereof, all of the conditions precedent as set out in the Article 4.1 have not been fulfilled on or prior to the satisfaction date of conditions as specified in Article 4.2, or the Closing as set out in Article 5 has not been completed on or prior to the Closing Date, the Purchaser shall be deemed to have breached this Agreement.

7.6 买方根据本条的规定享有的权利不应限制其基于陈述、承诺及保证未被遵守或被证明不真实或存在误导而主张全额损害赔偿的权利或能力。

The rights of the Purchaser pursuant to this Article 7 shall not restrict any of its rights or its ability to claim damages on any basis available to it in the event of a breach of any of the representations, warranties or any of them proving to be untrue or misleading.

7.7 如果卖方违约导致买方无法获得股权转让或者获得股权转让后又丧失的，买方有权解除本协议，卖方要立即退还全部已收取的定金及价款及承担本协议7.1款规定的责任。

If the Purchaser could not acquire the Sale Shares or lose the Sale Shares after acquisition due to the Seller's breach of this Agreement, then, the Purchaser has the right to terminate this Agreement. In such situation, the Seller shall fully return the aggregate amount of deposit and payments to the Purchaser and bear the liabilities stipulated in Article 7.1 hereof.

第八条 不可抗力

Article 8 Force Majeure

8.1 不可抗力是指超出双方控制范围的、无法预见并且无法克服的事件，该等事件使得本协议一方部分或者完全不能履行本协议。该等事件包括限于火灾、洪水、地

震、台风、战争、罢工、暴动、政府行为、法律规定或其适用发生变化，或者其他任何无法预见、避免或控制的事件，包括在国际商务实践中通常被认定为不可抗力的事件。

"Force Majeure" shall mean all events which are beyond the control of the Parties hereto, and which are unforeseen, unavoidable and insurmountable, and which prevent full or partial performance by either of the Parties. Such events shall include earthquakes, typhoons, epidemic, food, fire, war, strikes, riots, acts of governments, changes in law or the application thereof or any other instances which cannot be foreseen, prevented or controlled, including instances which are accepted as Force Majeure in general international commercial practice.

8.2 不可抗力的后果

Consequences of Force Majeure

(a) 如果发生不可抗力事件，一方在本协议项下收不可抗力影响的义务在不可抗力造成的延误期间自动终止，并且其履行期限自动延长，延长期间为终止的期间，该方无须为此承担违约责任。

If an event of Force Majeure occurs, a Party's contractual obligations affected by such an event hereunder shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty or liability, for a period equal to such suspension.

(b) 提出收不可抗力影响的一方应及时书面通知对方，并在不可抗力事件发生后十(10)日内向对方提供不可抗力发生及其持续期间的充分证据。提出受不可抗力影响的一方还应尽一切合理的努力排除不可抗力。

The Party claiming Force Majeure shall promptly inform the other Parties in writing and shall furnish within ten (10) days thereafter sufficient proof of the occurrence of Force Majeure and shall be automatically extended, without penalty or liability, for a period equal to such suspension.

(c) 如果发生不可抗力事件，本协议双方应立即进行磋商，寻求一项公正的解决方案（例如，将本协议之履行延迟至各方同意的将来某一天或终止本协议）。双方并应尽一切合理努力将不可抗力的影响降至最小。

If the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution (such as, to postpone the performance of this Agreement to a date agreed by the Parties, or terminate this Agreement) and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

第九条 管辖法律及争议解决

Article 9 Governing Law and Dispute Settlement

9.1 本协议的效力、解释和履行及由此产生的争议的解决应受香港法律管辖。

The validity, interpretation, implementation and resolution of dispute arising there from shall be governed by the laws of Hong Kong.

9.2 凡因与本协议有关之任何争议、纠纷或索赔("**争议**")，均应由协议双方努力通过友好协商之方式进行解决。如果某一争议未在一方向另一方首次书面提出进行协商之日后六十(60)个工作日内通过友好协商解决，则任何一方可将该争议提交香港国际仲裁中心在香港按照其届时有效的仲裁程序规则进行仲裁。

If any dispute, controversy or claim ("**Dispute**") arises out of or in connection with this Agreement, the Parties shall use all reasonable endeavors to resolve through friendly consultations. In the event such dispute is not resolved through consultations within sixty (60) days after the date such consultations were firstly requested in writing by a Party, then any Party may submit the dispute for arbitration in Hong Kong before Hong Kong International Arbitration Center ("**HKIAC**") in accordance with the HKIAC Arbitration Rules then in force.

(a) 仲裁庭应由三(3)名仲裁员组成，一名由买方委任，一名由卖方委任，第三名仲裁员为首席仲裁员，由香港国际仲裁中心委任。

The arbitration tribunal shall consist of three arbitrators, one appointed by the Purchaser, one appointed by the Seller, and the one, the President Arbitrator, shall be appointed by HKIAC.

(b) 仲裁应使用中文和英文进行。

The arbitration proceedings shall be conducted in English and in Chinese.

(c) 仲裁裁决应是终局的，对双方具有约束力。

The arbitration award shall be final and binding on the Parties.

(d) 仲裁裁决可通过申请作为拥有管辖权的任何法庭的判决而强制执行，或向该等法庭申请要求协助执行裁决，视具体情况而定。任何仲裁费用应由败诉方支付。各方同意，若一方有必要通过提起任何种类的法律诉讼来强制执行仲裁裁决，被起诉的一方应支付一切合理的费用、开支和律师费，包括（但不限于）要求执行裁决的一方引致的任何额外诉讼或仲裁的费用。

The arbitral award may be enforced by any court having competent jurisdiction over the party or its assets against whom the arbitral award is to be enforced, or be applied to such court for assistant in enforcement, as the case may be. Any cost of arbitration shall be borne by the losing party. The Parties agree that if a Party need to bring a lawsuit to enforce the arbitration award, the party sued shall bear all reasonable cost, disbursement and legal fee, including but not limited to any extra litigation or arbitration fee incurred by the party requesting enforcement of the award.

9.3 在争议解决期间，双方应在其他一切方面继续履行本协议。

When any dispute occurs and is the subject of friendly consultations or arbitration, the Parties shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations hereunder

第十条 通知

Article 10 Notice

10.1 本协议规定一方向另一方发出的通知或书面函件（"通知"），均应以中英双语书面制作，并通过以下方式送达第10.3条所述之相应方的地址：(a)专人递送；(b)专递信函；或(c)传真。

An notice or written communication provided for herein by either Party to the other (the "**Notice**"), shall be made in Chinese and English to the address described in Article 10.3 below either (a) by hand; or (b) by courier service delivered letter; or (c) by facsimile.

10.2 所有通知在下述时间即视为已经送达：(a)若采用专人递送，送达指定地址并签署回执或其他送达证明；(b)若采用专递信函，为递交日后第五工作日；(c)若采用传真，为发送传真方的传真及发送的报告确认书(表明已向相关传真号码发送完整的、未中断的传真)上标记的日期。

Notices shall be deemed to have been delivered at the following times: (a) if by hand, on reaching the designated address and subject to return receipt or other proof of delivery; (b) if by courier, the tenth Business Day after the date of dispatch; and (c) if by fax, upon the next Business Day following the date marked on the confirmation of transmission report by the sender's fax machine, indicating completed uninterrupted transmission to the relevant facsimile number.

10.3 就第10.1条而言，双方地址另行约定（协议双方可随时根据第10.1条规定通知另一方变更通知送达地址）。

As to Section 10.1, both parties' addresses can be separately notified (both parties can notify each other anytime about the address change according to Section 10.1.)

第十一条 其他

Article 11 Miscellaneous

11.1 不竞争

Non-compete

(a) 本协议签署后，买方将根据公司董事会的任命担任北京滔达总经理职务，按照北京滔达与之签署的聘用合同及授权履行职责，首届任期为五年。

After the execution of this Agreement, the Purchaser shall take the post of General Manager in accordance with the appointment of the Board of Directors of Beijing Taoda and conduct its duties according to the employment contract entered into between him and Beijing Taoda and the authorization thereof. The term of the first General Manager is three years.

(b) 在本协议签署后，买卖各方应本着相互协同、互惠互利、共同发展的原则，避免相互之间在产品、销售区域等发生竞争，如遇股东各方、北京滔达出现产品和销售区域竞争时，股东各方或北京滔达应主动协调，协商解决。

After the execution of this Agreement, the Parties hereof shall avoid any occurrence of competition between themselves in products and sale territories etc. on the principles of mutual co-ordination, mutual benefits and interests and common development. In the event that a competition situation occurs among the Shareholders of the Company and Beijing Taoda in products or sale territories, the Shareholders or Beijing Taoda shall actively co-ordinate with each other and settle it through good faith negotiation.

11.2 检查权

Access

卖方应确保本协议签署之日起，买方及其授权的任何人应被赋予充分的权利查访公司、海德和北京滔达的员工、房产、工厂、机器、账薄、记录及文件，并且，公司、海德和北京滔达应通知其董事及职员在买方要求时应立即向买方或其授权的任何人提供与公司、海德和北京滔达相关的所有信息。并且，买方有权自行决定委派审计公司和律师事务所对公司、海德和北京滔达进行尽职调查。

The Seller shall procure that as from the date of this Agreement the Purchaser and any persons authorized by it shall be given full access to the employees, premises, plant, machinery, books of account, records and documents of the Company, Caesar and Beijing Taoda and the directors and employees of the Company, Caesar and Beijing

Taoda shall be instructed to give promptly to the Purchaser and any persons authorized by it all information in relation to the Company, Caesar and Beijing Taoda that the Purchaser may request. And the Purchaser shall have the right to appoint auditing firms and law firms at its discretion to carry out auditing and legal due diligence upon the Company, Caesar and Beijing Taoda.

11.3 签约后义务

Post-execution Obligations

除日常生产经营管理、以及买方事先书面同意外，卖方在依据本协议的条款交割完成或本协议终止前（以较早者为准）应确保公司、海德和北京滔达或其关联方均不会：

Save for the need of the daily operation and management and being agreed in writing by the Purchaser in advance, the Seller shall, before the Closing hereof or termination of this Agreement (whichever is earlier), procure and ensure that the Company, Caesar and Beijing Taoda and their Affiliates shall not:

(a) 从事不属于正常业务程序的行为；或

Carry out any conducts not in the ordinary business; or

(b) 就公司、海德和北京滔达任何账面价值超过三□万美元的资产进行任何处置、收购、借贷、支出、创设担保或担保的展期（包括但不限于保证、抵押、质押、留置、负担或任何第三方权利）、分红、投资、出资、合资、合伙、收益分成以及公司、海德或北京滔达减少股本或注册资本等。

Make any disposal of any assets of the Company, Caesar And Beijing Taoda with book value in excess of USD$300,000, inter alias in the form of acquisition, loan, cost, creation or renewal of security (including without limitation guarantee, mortgage, pledge, lien, encumbrance or any other third party right), dividend, investment, capital contribution, joint ventures, partnership, profit sharing; or decrease the share capital or registered capital of the Company, Caesar or Beijing Taoda.

11.4 公告及保密

Announcement and Confidentiality

(a) 除非根据适用法律、法庭命令或政府监管机构（包括但不限于买方上市的交易所）的要求，本协议的任何一方，不论公司、海德和北京滔达，在未得买方事先书面同意前，不可向任何报章或人士或机构发出任何通告或发放或透露任何与本协议、本协议有关的数据或资料（除向它们各自的承担保密义务的专业顾问披露以外）。

Save as required by any applicable law, court order, or any governmental or regulatory authorities (including without limitation the stock exchange on which the Purchaser listed), neither the Company nor Caesar and Beijing Taoda shall make any announcement of or release or disclose any information concerning this Agreement or the transaction contemplated hereof to any newspaper, or any persons or institutions (save as disclosed to their respective professional advisers under a duty of confidentiality) without the prior written consent of the Purchaser.

(b) 本条在交割或本协议终止时仍然有效。

This Article shall remain effective notwithstanding Closing or termination of this Agreement.

11.5 转让

Assignment

本协议对协议双方的继承人及受让人具有约束力并为有效。未经对方事先书面同意，任何一方不得转让本协议;但本协议无须任何一方书面同意即可以转让予以Heckmann□□□□□□□□□□□□□□。

This Agreement shall be binding on and shall ensure for the benefit of the successors and assigns of the Parties hereto but shall not be assigned by any party without the prior written consent of the other Parties hereto; provided however that this Agreement may be assigned and/or shall inure to the benefit of Heckmann Corporation without the prior written consent of any Party hereto.

11.6 成本和费用

Cost and Expenses

卖方及买方均须各自承担因谈判、准备、签订和实施本协议而产生的法律和专业费用、成本及其他开支。与本协议相关的印花税由买卖各方共同平均分担。除本协议上款规定的情形外，卖方应单独承担任何及所有与转让股份的买卖或与卖方在自本协议项下的股份买卖获得的收益相关的税务责任。

Each of the Parties hereto shall bear their own legal and professional fees, costs and expenses incurred by the Parties hereto in the negotiation, preparation, execution and completion of this Agreement. The stamp duty incurred in connection with this Agreement shall be borne by the Seller and the Purchaser in equal shares. The Seller shall be solely liable and responsible for any and all taxes in connection with the sale and transfer of the Sale Shares, or on the profit derived by the Seller from such sale and transfer of the Sale Shares hereof.

11.7 接收传票人

Process Agent

(a) 买方传票接收人地址为香港九龙尖沙咀东科学馆道1号康宏广场6楼607室，接收在香港由于与本协议有关的仲裁或其他法律或申索程序向其发出的传票、令状、仲裁或其他法律文件（以下简称"**传票文件**"）。

The process agent of the Purchaser, namely with his address at UNIT 607,6/F., CONCORDIA PLAZA, SCIENCE MUSEUM ROAD, TSIM SHATSUI EAST, KOWLOON, HONGKONG, shall receive on behalf of it in Hong Kong any of the summons, writs, arbitral or other legal documents of the arbitration or other legal or claim procedures in relation to this Agreement (hereinafter referred to as "**Summon Documents**").

(b) 如任何该等传票文件已送达传票接收人，则视为有关传票文件已妥为送达。

Any such Summon Documents will be deemed to have been duly served on a Party if they are served on the process agent.

11.8 可分割性

Severability

若本协议的任何条款在任何时候和在任何方面为或变为无效、不合法、不可强制执行或不能履行，本协议其余条款的有效性、合法性、可强制执行性或履行不会受到任何形式的影响或损害。

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

11.9 全部协议

Entire Agreement

本协议及其所有附件与附录构成各方就本协议项下股份买卖的全部协议，并取代以往所有以口头、书面或其他形式所作的与之相关的建议、陈述、保证、协议或承诺，并且(除本协议明确规定或保留外)，任何一方均没有依赖任何该等建议、陈述、保证、协议或承诺。

This Agreement together with its Schedules constitutes the entire agreement and understanding between the Parties in connection with the subject-matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither party has relied on any such proposals, representations, warranties, agreements or undertakings.

11.10 时间

Time

(a) 时间为本协议要件，各方应在本协议约定的履行期限内履行各自的义务。

Time shall be of the essence of this Agreement. The Parties hereto shall perform their respective obligations within the performance period as agreed in this Agreement.

(b) 时间或者本协议任何一方给与另一方时间上的宽限均不应视为或以任何方式诠释为其放弃在本协议中可享有的权利和补偿。

No time or indulgence given by any party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

11.11 生效及文本

Effectiveness and Counterpart

(a) 本协议自双方签字盖章后生效。

This Agreement shall come into effect after signature.

(b) 本协议以中、英文本签署，正本一式六份，买卖双方各持三份，均具有同等法律效力。当翻译上有出入时，将以英文版为准。

This Agreement is executed in English and Chinese in six counterparts. Each Party shall hold three copies, and all of the copies shall have the same effect. Where there is a difference in translation, the English version shall control.

（以下无正文）

(the remaining left blank)

兹见证，本协议双方已于本协议首页所载日期通过正式授权的代表签署本协议。

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

卖方： Seller"	买方： Purchaser:
签署：________________ By:	签署：________________ By:
姓名： Name	姓名： Name:
身份证号： ID No."	职务： Title:
国籍： Nationality:	国籍： Nationality:

附件一　卖方、买方及转让股份资料

Schedule 1 The Seller, the Purchaser and the Sale Shares

卖方： **Seller:**	
姓名： Name:	梁雨LEUNG YU
身份证号： ID Number:	V054617(8)
住所： Domicile:	Room D, 11/F., 8 Hart Avenue, 8-10 Hart Avenue, Tsim Sha Tsui, Kowloon, Hong Kong

买方： **The Purchaser:**	
名称： Name:	Gain Dynasty Investments Limited (赢利王朝投资有限公司)
公司编号： Company No.	
注册地址： Registered Address:	香港九龙尖沙咀东科学馆道1号康宏广场6楼607室 Unit 07, 6/F, Concordia Plaza, 1 Science Museum Road, Tsim Sha Shui East, Kowloon, Hong Kong
成立时间： Date of Incorporation:	

转让股份： **Sale Shares:**	
编号： Share No.:	1至1，共1股 From one to one, one share(s) in all
类型： Type:	普通股 common shares
比例： Ratio	占公司已经发行股份的100% Accounting for 100% of the issued shares of the Company

附件二 公司资料

Schedule 2 The Company

公司名称： Name:	堡动控股有限公司DynamicCastle Holdings Limited
公司编号： Registration No.	1447763
注册地址： Registered Address:	P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, BVI
成立时间： Date of Establishment:	200712月3日 December 3, 2007
法定股本： Authorized Share Capital:	五万股 50,000 common shares
已发行股本： Issued Share Capital:	1股 One share
注册股东： Registered Shareholder:	，持有50,000 股普通股 , holding 50,000common shares
董事： Directors:	

附件三 交割文件

Schedule 5 Deliveries at Closing

1 在交割日，卖方应向买方交付下列文件：

On the Closing Date, the Seller shall deliver to the Purchaser, the following documents:

1.1 经卖方适当签署的关于股份转让的股份转让文书和股份买卖票据，连同有关转让股份的股份证书正本，以及显示转让股份自发行之日起的权属或与之有关的文件，包括但不限于有关信托陈述书（如有）、转让股份在本协议签署之前发生的所有转让或变更之有关转让或变更文书等；

Transfer note and instrument for transfer in respect of the Sale Shares together with the

relative original share certificates, and other relevant documents indicating the title or relating to the title as of the date of issuance of the Sale Shares, including without limitation relevant declaration of trust (if any), and the relevant transfer or alteration documents concerning all of the transfer or alteration of the Sale Shares which occur before the date of this Agreement.

1.2 以一种合理的买方接受的形式体现的能证明本协议先决条件得以满足的证明，包括但不限于：

Evidence in a form reasonably satisfactory to the Purchaser of satisfaction of the Conditions Precedent, including without limitation:

(a) 公司合法拥有海德及北京滔达的证明文件，包括但不限于经买方核证的与原件核对一致的北京滔达批准证书复印件、营业执照复印件、章程复印件；

Documents evidencing that Caesar and Beijing Taoda has been legally owned by the Company, including without limitation the photocopies of the Approval Certificate, Business License and the Articles of Association;

(b) 北京滔达拟提交的新任董事的任职文件及中国工商机关拟备案的新一届董事会成员名单。

Documents concerning appointment of proposed new directors of Beijing Taoda and the proposed list of the new board members to be filed with relevant PRC industrial and commercial authorities;

(c) 公司和海德拟提交的新任董事的任职文件及英属维尔京群岛和香港有关公司注册机关拟注册的公司新一届董事会成员名单。

Documents concerning appointment of proposed new directors of the Company and Caesar and the list of the new board members registered with relevant companies registry in British Virgin Islands and Hong Kong;

(d) 管理报表日当月的月度管理报表；

Monthly Management Accounts for that current month of the Management Accounts Date;

(e) 一份经核证为真实的、内容经买方认可的、公司董事会会议纪要副本，载明全体董事同意：(1)卖方与买方签署本协议，并按照本协议的约定将卖方的股份转让给与买方；(2)在有关印花税已交妥的前提下，把有关股份转让登记于公司的簿册，并向买方签发转让股份的股票；及(3)拟委任买方提名为公司董事的该等人士，并自交割日起一个月之内生效。

A certified true copy of the minutes of a meeting of the board of directors of the Company (the contents thereof having been accepted by the Purchaser) at which the directors have approved: (i) the execution of this Agreement by the Seller and the Purchaser whereby the Seller proposes to transfer the Sale Shares to the Purchaser pursuant to this Agreement; (ii) the registration of the relevant shares transfer into the books of the Company and issuance of share certificates to the Purchaser in respect of the Sale Shares under the condition that all relevant stamp tax have been duly paid in; and (iii) proposed the appointment of such persons as the Purchaser may nominate as directors of the Company taking effect from the Closing Date within one month; and

(f) 买方要求的其他文件

any other document required by the Purchaser of the Seller.

2 在交割日，买方应向卖方交付下列文件：

On the Closing Date, the Purchaser shall deliver to the Seller, the following documents:

2.1 其董事会批准本协议所述交易的董事会决议复印件。

The copy of board resolution of the Purchaser approving the contemplated transaction hereunder; and

2.2 卖方要求的其他文件

Any other document required by the Seller of the Purchaser.